Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Post-Effective Amendment No. 4 to Form S-1 on Form S-3 No. 333-258350) of Alight, Inc., and
(2)Registration Statement (Form S-8 No. 333-259450) pertaining to the Alight, Inc. 2021 Omnibus Incentive Plan and Alight, Inc. 2021 Employee Stock Purchase Plan;
of our reports dated February 27, 2025, with respect to the consolidated financial statements of Alight, Inc., and the effectiveness of internal control over financial reporting of Alight, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2025